Exhibit 99.1

NAVISTAR PROVIDES UPDATE ON
FINANCIAL RESTATEMENT AND AUDIT PROGRESS

WARRENVILLE, Ill. - May 31, 2007 - Navistar International Corporation (Other OTC: NAVZ) today announced it expects to file its fiscal 2005 Form 10-K, which will include restated financial reporting for fiscal years 2003, 2004 and the first three quarters of 2005, within the next four months. Once the 2005 filing is complete, Navistar expects to complete and file Form 10-Ks for 2006 and for the fiscal year ending October 31, 2007, by early next calendar year. The company’s wholly-owned finance subsidiary, Navistar Financial Corporation, also expects to file its annual reports for 2005, 2006 and 2007 within those same time periods.
As previously reported, Navistar continues to make the accuracy of the financial statements its number one priority. To date, the prior years’ restatement work is nearly complete and is in review with Navistar’s independent auditing firm, KPMG LLP. During this phase, management, working with KPMG, has reviewed numerous accounting issues, prepared and issued position papers and recorded corrections to Navistar’s financial systems. The company has begun reviewing the output of this work and the accuracy of the restated financial statements. The 2005 Form 10-K will include a reaudit of the restated financial statements for fiscal years 2003 through 2005.
Bill Caton, Navistar executive vice president and chief financial officer, said in addition to expanding and strengthening its internal accounting and audit team, over the last 12 months the company has utilized more than two hundred outside consultants, including accountants from other public accounting firms, to help with the restatement process. He said the company has been spending a significant amount every month on costs associated with the restatement and reaudit. However, with the progress made on completing the restatement work, these costs have already begun to decrease over the last few months and will continue to steadily decline over the next 12 months.
Caton said in addition to the progress made with the restatement work and report preparation, the company has also made significant progress implementing its remediation plan.
“We have restructured the Corporate Controller’s department, realigned our finance, accounting and internal audit resources throughout the company and continue to invest in control environment improvements,” Caton said. “While the accuracy of our restatement is our number one priority, our on-going objective is to strengthen our accounting and control environment to allow for timely and accurate financial filings going forward.”

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Exhibit 99.1 (continue)

In addition to the matters previously disclosed in an April 2006, filing with the Securities and Exchange Commission, the company’s restatement review process has included the accounting and reporting for derivatives, restructuring related costs, post retirement benefits, the sale of receivables, acquisitions, income tax reserves and foreign currency matters related to its affiliates that operate outside of the United States.  Since the company’s review process is not yet complete, any assessment of the nature or scope is preliminary and subject to change.  Navistar intends to disclose the financial impact of the restatement on prior years when the information is definitive and audited.
  Navistar International Corporation (Other OTC: NAVZ) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.

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